EXHIBIT 99.1

       BioSource Reports Second Quarter 2004 Financial Results

    CAMARILLO, Calif.--(BUSINESS WIRE)--July 26, 2004--BioSource International, Inc. (Nasdaq:BIOI) today announced financial results for its second quarter ended June 30, 2004.
    For the second quarter ended June 30, 2004, the Company reported net sales of $12.0 million, compared with net sales of $11.7 million for the second quarter of 2003. In the second quarter of 2004, foreign currency translations favorably impacted revenues by $0.3 million. Net income for the second quarter of 2004 was $0.4 million, or $0.05 per share, as compared with net income of $0.3 million, or $0.03 per share, for the 2003 second quarter.
    For the six months ended June 30, 2004, net sales were $24.2 million, a 7% increase as compared to net sales of $22.6 million for the first six months of fiscal 2003. Without the beneficial impact of foreign exchange for the six months ended June 30, 2004, net sales would have grown 3%. Net income for the first six months of fiscal 2004 was $1.2 million, or $0.12 per share, as compared with net income for the first six months of fiscal 2003 of $0.4 million, or $0.04 per share.
    Terrance J. Bieker, President and CEO, stated "We are pleased with the increase in our cellular pathway assay kit sales and substantial improvement of our earnings year to date compared to 2003." Mr. Bieker continued, "This further reinforces our confidence that our focus on cellular pathway assays and their related biologicals is the correct strategy to build long term shareholder value."

    Second Quarter Review

    Sales of the Company's cellular pathway assay products increased 8% and 13% for the three and six months ended June 30, 2004, respectively, compared to the same periods in the prior year. Related biologicals product sales decreased 1% during the second quarter of 2004 but increased 7% for the first half of 2004 compared to 2003. This growth was partially offset by a 3% decrease in sales of other product lines during the second quarter of 2004 as compared to the same period in 2003, although sales for other products were unchanged for the first six months of 2004 compared to the first half of 2003. The Company's second quarter distributor sales decreased 6% compared to the comparable period in the prior year due to reduced sales in France and Japan.
    Cost of goods sold increased to $5.5 million in the second quarter of 2004 from $5.4 million in the second quarter of 2003. The gross margin of 54% remained unchanged compared to the second quarter of 2003.

    Operating expenses in the second quarter were as follows:

    -- Research and development expenses were $1.4 million in the second quarter of 2004 as compared with $1.9 million in the comparable quarter of 2003. This decrease was primarily due to headcount reduction and related costs and is consistent with the Company's strategy of focusing its R&D investments on its core strength of assay development.

    -- In the second quarter of 2004, sales and marketing expenses of $2.4 million were relatively consistent with the second quarter of 2003 costs of $2.5 million.

    -- General and administrative expenses increased from $1.4 million in the second quarter of 2003 to $2.1 million in the second quarter of 2004. This increase was primarily due to increases in payroll, benefits and professional fees, as well as the one-time costs associated with the resignation of our former chief financial officer.

    -- The Company's effective tax rates for the three and six months ended June 30, 2004 were (10%) and 11%, respectively. During the second quarter of 2004 the IRS concluded an audit of certain tax returns and as a result the Company reversed approximately $0.1 million in reserves which benefited its income tax provision as a result of the favorable outcome of the examination. Excluding the impact of the reversal of the aforementioned income tax exposure reserve, the Company's effective tax rate for the three and six months ended June 30, 2004 would have been approximately 21% for each period.

    At June 30, 2004, the Company's cash and cash equivalents totaled $5.0 million.
    As previously announced, a live webcast of BioSource International, Inc.'s second quarter financial results conference call will be available over the Internet through its Web site at www.biosource.com in the Investor Relations section beginning today, July 26, at 10:00 a.m. PDT. A replay of the call will be available at the same site shortly after the call.
    Event archives are normally available one to two hours after the event ends. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

    About BioSource International, Inc.

    BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing, and distribution of unique, biologically active reagent systems which facilitate, enable, and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company's Web site at www.biosource.com.

    Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                     BIOSOURCE INTERNATIONAL, INC.

              Condensed Consolidated Statements of Income
             (Amounts in thousands, except per share data)


                              Three Months Ended    Six Months Ended
                                   June 30,              June 30,
                                2004      2003        2004      2003
                                 (Unaudited)            (Unaudited)

Net sales                      $11,954   $11,734    $24,240   $22,633

Cost of goods sold               5,522     5,391     10,948    10,081
                               -------   --------   --------  --------
     Gross profit                6,432     6,343     13,292    12,552

Operating expenses:
  Research and development       1,413     1,863      2,798     3,842
  Sales and marketing            2,392     2,488      4,862     4,876
  General and administrative     2,086     1,359      4,041     2,935
  Amortization of intangibles      139       145        277       290
                               -------   --------   --------  --------
     Total operating expenses    6,030     5,855     11,978    11,943

Income from operations             402       488      1,314       609

Interest and other income
 (expense), net                      3       (47)       (13)      (54)
                               -------   --------   --------  --------
Income before provision for
 income taxes                      405       441      1,301       555

Provision for income taxes         (40)      116        148       128
                               --------  --------   --------  --------
Net income                        $445      $325     $1,153      $427
                               ========  ========   ========  ========

Earnings per share:

  Basic                          $0.05     $0.03      $0.12     $0.05
  Diluted                        $0.05     $0.03      $0.12     $0.04

Shares used in per share
 calculations:

  Basic                          9,435     9,538      9,415     9,441
  Diluted                        9,768     9,885      9,745     9,773



                     BIOSOURCE INTERNATIONAL, INC.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
                            (in thousands)


                                              June 30,    December 31,
                                                2004          2003

Assets

Current assets
  Cash and cash equivalents                     $4,955         $3,297
  Accounts receivable, net                       7,095          6,308
  Inventories, net                               8,769          9,074
  Other current assets                           3,450          3,015
                                               -------        -------
   Total current assets                         24,269         21,694

Property and equipment, net                      6,066          6,235

Intangible assets, net                           5,530          5,807

Deferred income taxes                           10,078         10,078

Other assets                                       558            519
                                                ------         ------
  Total assets                                 $46,501        $44,333
                                               =======        =======

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued expenses         $6,069         $5,678
  Other current liabilities                        848            353
                                               -------        -------
    Total current liabilities                    6,917          6,031

Stockholders' equity                            39,584         38,302
                                               -------        -------
    Total liabilities and stockholders' equity $46,501        $44,333
                                               =======        =======

    CONTACT: BioSource International, Inc.
             Alan Edrick, 805-383-5249